Exhibit 99.1

Sierra Pacific Resources Names New General Counsel

Las Vegas, Nev. - Sierra Pacific Resources (NYSE:SRP) today announced that Ernest E. East has been elected vice president, general counsel and corporate secretary, and will be joining the company in January 2004.

East, 61, has been general counsel for several major corporations and has more than 30 years experience handling legal affairs and regulatory issues. Most recently, he has been senior vice president, general counsel and chief compliance officer of Hyatt Gaming Services, L.L.C., in Chicago, Ill., a position he has held since 1998.

Sierra Pacific Resources’ current general counsel, C. Stanley Hunterton, senior partner in the Las Vegas-based law firm, Hunterton & Associates, will continue to supply outside legal services to the company and assist during the transition period.

“We want to express our sincerest thanks and appreciation to Stan for the exceptional legal advice and guidance he has provided to me, our Board of Directors and company while serving as general counsel,” said Walter M. Higgins, chairman and chief executive officer of Sierra Pacific Resources. “We are delighted that Stan will continue as part of the Sierra Pacific/Nevada Power team and provide us with legal services as outside counsel.

“Ernie brings a wealth of corporate and regulatory knowledge that should prove invaluable to our organization,” Higgins added. “We welcome him and look forward to his contributions as a member of our management team.” The general counsel will be headquartered at Sierra Pacific’s offices in Las Vegas and also will maintain an office in the company’s Reno facilities.

Prior to serving as Hyatt Gaming’s general counsel, East was general counsel for such leading companies as Del Webb Corporation and Trump Hotels and Casino Resorts. Earlier in his career he was associate general counsel for Georgia-Pacific Corporation and Boise Cascade Corporation.

He holds a B.A. from the University of Tulsa and a J.D. from the University of Arkansas School of Law. Immediately following graduation from law school, he served as an attorney with the Securities and Exchange Commission in Washington, D.C.

East and his wife, Janet, will be relocating to Las Vegas from their current residence in Barrington, Ill.

Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline

Company, which owns 50 percent interest in an interstate natural gas transmission partnership and several unregulated energy services companies.